Exhibit 99.1

THE HOME DEPOT NAMES BRIAN C. CORNELL TO ITS BOARD OF DIRECTORS

ATLANTA, January 18, 2008 — The Home Depot®, the world’s largest home improvement retailer, today announced the appointment of Brian C. Cornell, 48, to its board of directors.  Mr. Cornell is the chief executive officer of Michaels Stores, Inc., North America’s largest specialty retailer of arts, crafts, framing, floral, wall décor and seasonal merchandise for the hobbyist and do-it-yourself home decorator.

Mr. Cornell has more than 25 years of experience in consumer products marketing and general management.  Prior to joining Michaels in June 2007, he served as the executive vice president and chief marketing officer of Safeway, Inc. where he was responsible for the company’s marketing, merchandising, manufacturing and distribution operations as well as the on-line home delivery business.  In 2005, Mr. Cornell was recognized by Supermarket News as the Marketer of the Year, and Safeway was named Retailer of the Year in 2006 by Grocery Headquarters magazine.

Before his time at Safeway, Mr. Cornell served as president of Pepsi-Cola North America’s Food Services Division, regional president of PepsiCo’s European/African beverage business and president of Tropicana Products International.  He also currently serves on the Board of Directors of OfficeMax.

“We are extremely pleased to have a business leader like Brian join our board,” said Frank Blake, chairman & CEO.  “He brings tremendous experience and insight to our board and to our business.”

With today’s announcement, The Home Depot’s board currently consists of 14 members, with 13 of them being outside directors.

The Home Depot® is the world’s largest home improvement specialty retailer, with 2,234 retail stores in all 50 states, the District of Columbia, Puerto Rico, U.S. Virgin Islands, 10 Canadian provinces, Mexico and China. In fiscal 2006, The Home Depot had sales from continuing operations of $79.0 billion and earnings from continuing operations of $5.3 billion. The Company employs approximately 350,000 associates. The Home Depot’s stock is traded on the New York Stock Exchange (NYSE: HD) and is included in the Dow Jones industrial average and Standard & Poor’s 500 index. HDE

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For more information, contact:

Financial Community

News Media

Diane Dayhoff	Paula Drake
Sr. Vice President of Investor Relations	Sr. Manager — Corporate Communications
(770) 384-2666	(941) 488-1289
diane_dayhoff@homedepot.com	paula_drake@homedepot.com